Filed Pursuant to Rule 424(b)(3)

Registration No. 333-129073

PROSPECTUS SUPPLEMENT NO. 1

Dated July 25, 2007

5,040,000 Shares of Common Stock

Central European Distribution Corporation

This Prospectus Supplement No. 1 amends and supplements the Prospectus dated January 19, 2005 (the “Prospectus”) of Central European Distribution Corporation relating to the offer and sale from time to time by certain selling stockholders of up to 5,040,000 shares of common stock of Central European Distribution Corporation (the “Common Stock”), as adjusted for the three-for-two stock split effected on June 12, 2006.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this Prospectus. Any representation to the contrary is a criminal offense.

One of the selling stockholders, Perry Commitment fund L.P., transferred its shares of Common Stock to Perry Partners L.P., an entity under common control with Perry Commitment Fund L.P., as of July 1, 2007. Another selling stockholder, Perry Commitment Master Fund L.P., transferred its shares of Common Stock to Perry Partners International Inc., an entity under common control with Perry Commitment Master Fund L.P., as of July 1, 2007. The purpose of this Prospectus Supplement is to amend the Selling Stockholders table in order to reflect these two transfers of shares of Common Stock. Accordingly, this Supplement No. 1 amends the Selling Stockholders table beginning on page 10 in the Prospectus by deleting the Perry Partners L.P., Perry Commitment Fund L.P., Perry Commitment Master Fund L.P. and Perry Partners International Inc. lines and replacing them with the lines set forth below. All other information in the Prospectus shall remain unchanged.

Name	Total Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Number of Shares to be Offered for the Account of the Selling Stockholder	Number of Shares of Common Stock to be Beneficially Owned after this Offering	Percentage of Common Stock to be Beneficially Owned after this Offering
Perry Partners International Inc. (17)	834,512	834,512	—	*
Perry Partners L.P. (17)	381,129	381,129	—	*